UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934 (Amendment No. 1)
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☐	Preliminary Information Statement

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☑	Definitive Information Statement
HUNGTINGTON PREFERRED CAPITAL, INC.

(Name of Registrant as Specified in Its Charter)
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Huntington Preferred Capital, Inc.	Notice of Annual Meeting Information Statement Annual Report on Form 10-K

Huntington Preferred Capital, Inc.
Huntington Center
41 South High Street
Columbus, Ohio 43287
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Common, Class C Preferred, and Class D Preferred Shareholders:
     The 2009 Annual Meeting of Shareholders of Huntington Preferred Capital, Inc. will be held in the Huntington Center, Ninth Floor, 41 South High Street, Columbus, Ohio, on Thursday, May 14, 2009, at 8:30 a.m. local Columbus, Ohio, time, for the following purposes:
(1)	To elect nine directors to serve until the Annual Meeting of Shareholders to be held in 2010 and until their successors are elected.

(2)	To ratify the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for Huntington Preferred Capital, Inc. for the year 2009.

(3)	To transact any other business which may properly come before the meeting.
Directors and officers of Huntington Preferred Capital, Inc. and representatives of its independent registered public accounting firm will be present at the meeting.
     Attached are Huntington Preferred Capital, Inc.’s Information Statement and Annual Report on Form 10-K for the year 2008.
By Order of the Board of Directors,
Elizabeth B. Moore
Secretary
March 27, 2009
Important Notice Regarding the Availability of Meeting Materials for the
Shareholder Meeting to be Held on May 14, 2009
The Information Statement and Annual Report on Form 10-K are available at www.edocumentview.com/HPCI2009

INFORMATION STATEMENT

     This Information Statement is provided to holders of voting stock of Huntington Preferred Capital, Inc. (Huntington Preferred) in connection with Huntington Preferred’s Annual Meeting of Shareholders to be held on May 14, 2009, and at any adjournment. This Information Statement will be first sent or given to Huntington Preferred’s voting shareholders on approximately April 8, 2009. Huntington Preferred’s Annual Report on Form 10-K for 2008 is attached and follows this Information Statement.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
     Holders of record of common stock, Class C Preferred shares, and Class D Preferred shares of Huntington Preferred at the close of business on March 23, 2009, will be entitled to vote at the Annual Meeting. At that date, Huntington Preferred had 14,000,000 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting. Also on the record date, Huntington Preferred had outstanding and entitled to vote 2,000,000 Class C Preferred shares and 14,000,000 Class D Preferred shares. The holders of the Class C and Class D Preferred shares are entitled to 1/10th of one vote per share on all matters submitted at the Annual Meeting.
     The presence in person or by proxy of the holders of a majority in amount of the voting shares of Huntington Preferred outstanding and entitled to vote will constitute a quorum at the meeting. Under the law of Ohio, Huntington Preferred’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors and ratification of the independent registered public accounting firm, but not on non-routine matters.
     For the election of directors, the nominees receiving the greatest number of favorable votes cast at a meeting at which a quorum is present shall be elected. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality, and thus broker non-votes and abstentions will have no effect. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. Abstentions will be counted as votes against the matter. Broker non-votes will not be counted as votes cast and thus will have no effect on this matter. As of the date of this Information Statement, management knows of no other business that will come before the meeting.
Election of Directors
     Directors are elected annually and serve until the next annual meeting of shareholders and until their successors are elected and qualified. Huntington Preferred’s articles of incorporation provide that while any Class C Preferred shares or Class D Preferred shares are outstanding, the Board of Directors shall consist of at least nine persons, three of whom must be “Independent Directors”. The articles of incorporation define “Independent Directors” as those directors who are not current officers or employees of Huntington Preferred or directors, officers, or employees of any direct or indirect subsidiary of Huntington Bancshares Incorporated. See “Corporate Governance” and “Report of the Audit Committee” below for additional information regarding the independence of Huntington Preferred’s directors. There is currently one vacancy on the Board due to the resignation of Richard I. Witherow, who served as a director and Vice President of Huntington Preferred from December 14, 2006 to March 2, 2009.
     The Board of Directors has nominated the eight current directors for reelection at the 2009 Annual Meeting of Shareholders. The Board of Directors has also nominated Timothy R. Barber to fill the vacancy created by Mr. Witherow’s resignation. If reelected, Reginald D. Dickson, Roger E. Kephart, and James D. Robbins, currently serving as Independent Directors, will satisfy the Independent Director requirement in Huntington Preferred’s articles of incorporation. The following table sets forth certain information concerning each nominee for director.

Name and Principal Occupation	Age	Position Held with Huntington Preferred
Timothy R. Barber	46	Nominee for Director
Senior Vice President, The Huntington National Bank
Richard A. Cheap	57	Vice President and Director
General Counsel and Secretary, Huntington Bancshares Incorporated
Reginald D. Dickson	62	Director
Chairman/CEO and Majority Owner, Buford, Dickson, Harper & Sparrow, Inc.
Edward J. Kane	58	Vice President and Director
Executive Vice President and Corporate Tax Director, Huntington Bancshares Incorporated
Roger E. Kephart	64	Director
Retired Partner, Kephart & Fisher, L.L.C.
Donald R. Kimble	49	President and Director
Executive Vice President & Chief Financial Officer, Huntington Bancshares Incorporated
Thomas P. Reed	51	Vice President, Treasurer, and
Senior Vice President and Controller, Huntington Bancshares Incorporated		Director
James D. Robbins	62	Director
Retired Managing Partner, PricewaterhouseCoopers LLP, Columbus, Ohio office
Karen D. Roggenkamp	54	Vice President and Director
Senior Vice President, Huntington Bancshares Incorporated
     The business experience for at least the last five years of each nominee for director is further described below. Messrs. Cheap, Kane, Kimble, and Reed and Ms. Roggenkamp are also the executive officers of Huntington Preferred.
     Timothy R. Barber. Mr. Barber has served as the Credit Risk Manager for The Huntington National Bank since February 1998 and as Senior Vice President for The Huntington National Bank since February 2000. Mr. Barber also served as Vice President of The Huntington National Bank from February 1998 to February 2000.
     Richard A. Cheap. Mr. Cheap has served as a Vice President and as a director of Huntington Preferred since April 2001. He also served as Secretary of Huntington Preferred from April 2001 to December 2001. Mr. Cheap has served as General Counsel and Secretary for Huntington Bancshares Incorporated and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Prior to joining Huntington Bancshares Incorporated and the Bank, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented Huntington Bancshares Incorporated on a variety of matters, including as lead attorney in negotiating the terms and documentation of most of Huntington Bancshares Incorporated’s bank acquisitions during that time.
     Reginald D. Dickson. Mr. Dickson has served as a director of Huntington Preferred since May 2008. Mr. Dickson has served as Chairman, Chief Executive Officer and majority owner of Buford, Dickson, Harper & Sparrow, Inc., an investment research and portfolio management firm, since 2002. He has served as Chairman since the firm’s inception in 1995. Buford, Dickson, Harper & Sparrow, Inc. has $100 million under active management and is based in St. Louis, Missouri. Previously, Mr. Dickson served as President and Chief Executive Officer of INROADS, Inc., a national minority career development organization from 1992 to 2002.

     Edward J. Kane. Mr. Kane has served as a Vice President and a director of Huntington Preferred since December 2001. Mr. Kane has served as Corporate Tax Director for Huntington Bancshares Incorporated since joining Huntington in November 2001. Mr. Kane has also served as Executive Vice President of Huntington since October 2007, and served as Senior Vice President of Huntington from November 2001 to October 2007. Prior to joining Huntington Bancshares Incorporated, Mr. Kane served as Vice President, Tax Planning, and Tax Compliance for The CIT Group Inc., Livingston, New Jersey, from 1992 to September 2001, and in various other capacities from May 1973 to 1992.
     Roger E. Kephart. Mr. Kephart has served as a director of Huntington Preferred since November 2001. Mr. Kephart co-founded the law firm of Kephart & Fisher in 1991, based in Columbus, Ohio. In addition to practicing law, Mr. Kephart served as his firm’s administrative partner until retiring as of January 2003.
     Donald R. Kimble. Mr. Kimble has served as President and a director of Huntington Preferred since August 2004. Mr. Kimble has served as Chief Financial Officer for Huntington Bancshares Incorporated since August 2004. Mr. Kimble also served as Controller for Huntington Bancshares Incorporated from August 2004 to July 2006. Mr. Kimble joined Huntington Bancshares Incorporated in June 2004 as Executive Vice President of Finance Administration. Prior to joining Huntington Bancshares Incorporated, Mr. Kimble served as Executive Vice President and Controller for AmSouth Bancorporation from December 2000 to June 2004, and previously held various accounting and subsidiary chief financial officer positions with Bank One Corporation from July 1987 to December 2000.
     Thomas P. Reed. Mr. Reed has served as a director of Huntington Preferred since May 2003, as Vice President since May 2004, and as Treasurer since August 2004. Mr. Reed has served as Controller for Huntington Bancshares Incorporated since July 2006 and as Senior Vice President of Huntington Bancshares Incorporated since joining Huntington in September 2000. Mr. Reed has served in various financial positions with Huntington, including Director of Planning and Analysis for Huntington Bancshares Incorporated. Prior to joining Huntington Bancshares Incorporated, Mr. Reed was Vice President of Bank One Corporation from 1991 through September 2000, where he served in various financial capacities.
     James D. Robbins. Mr. Robbins has served as a director of Huntington Preferred since November 2001. Mr. Robbins has served as President of James D. Robbins and Co., a financial advisory and investment company, since July 2001. Prior to that time, Mr. Robbins served as managing partner of PricewaterhouseCoopers LLP, Columbus market (and its predecessor firm, Coopers & Lybrand), from November 1993 until his retirement in June 2001. Mr. Robbins is a certified public accountant in the State of Ohio and the Commonwealth of Kentucky. Mr. Robbins also serves as a director of the public company, DSW, Inc.
     Karen D. Roggenkamp. Ms. Roggenkamp has served as a director of Huntington Preferred since August 2004, and as Vice President since May 2003. Ms. Roggenkamp joined Huntington Bancshares Incorporated in December 1999 as Senior Vice President and has served in various financial positions and is currently the Director of Accounting Operations. Prior to joining Huntington Bancshares Incorporated, Ms. Roggenkamp served as chief financial officer for various lines of business for Bank One Corporation from 1988 through November 1999.
Corporate Governance
     The Board of Directors has ratified a Code of Business Conduct and Ethics previously adopted by the Board of Directors of Huntington Bancshares Incorporated, which applies to all employees and, where applicable, to directors of Huntington Bancshares Incorporated and its affiliates, including Huntington Preferred. Huntington Preferred’s President (principal executive officer) and Vice President and Treasurer (principal financial officer) are also bound by a Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Code of Business Conduct and Ethics and the Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations pages of Huntington Bancshares Incorporated’s website at www.huntington.com.
     Directors of Huntington Preferred are expected to attend the annual shareholders meeting and at least 75% of board and committee meetings. The Board of Directors held a total of seven regular and special meetings during 2008. Each director attended greater than 75% of the meetings of the full board and, if applicable, the Audit Committee. Eight of the nine board members were present for the 2008 Annual Shareholders Meeting.
     The Board of Directors has one standing committee, the Audit Committee, which is comprised of Huntington Preferred’s three Independent Directors, Messrs. Dickson, Kephart, and Robbins, Chairman. James D. Robbins qualifies as an “audit committee financial expert” as the term is defined in the rules of the Securities and Exchange Commission. Designation of Mr. Robbins as an audit committee financial expert by the Board of Directors does not impose any duties, obligations or liability on him that are greater than the duties, obligations, and liabilities imposed on the other members of the Audit Committee. The Securities and Exchange Commission has determined that a person who is identified as an “audit committee financial expert” will not be deemed an expert for any purpose as a result of such designation.

     The Audit Committee operates pursuant to a written Charter that is posted on the Investor Relations pages of Huntington Bancshares Incorporated’s website at www.huntington.com. The Audit Committee oversees the financial reporting process, the work of Huntington Preferred’s auditors, and any legal, compliance, and ethics programs established by management and the Board of Directors. The Audit Committee met four times in 2008.
     Huntington Preferred is a “controlled company” as that term is defined in the rules of The NASDAQ Stock Market, Inc. because more than 50% of the voting power of Huntington Preferred is held by consolidated subsidiaries of Huntington Bancshares Incorporated. As a controlled company, Huntington Preferred is exempt from the NASDAQ requirement to have a majority of independent directors and certain other related rules. However, the members of Huntington Preferred’s Audit Committee are required to meet the NASDAQ independence standards and the additional criteria for audit committee members. The Board of Directors has determined that directors Reginald D. Dickson, Roger E. Kephart, and James D. Robbins meet the NASDAQ independence standards and the additional criteria for audit committee members. In making its independence determinations, the Board is aware of the fact that the directors of Huntington Preferred, their immediate family members, and entities affiliated with those directors, may from time to time be customers of Huntington Bancshares Incorporated’s affiliated financial and lending institutions and have transactions and relationships with such affiliates in the ordinary course of business. Such transactions may include loans on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features. Such transactions may also include transactions, relationships, or arrangements where Huntington Bancshares Incorporated’s affiliated financial and lending institutions, in the ordinary course of business, act as depository of funds or trustee, or provide similar services.
     As a controlled company, Huntington Preferred is not subject to the requirement under the NASDAQ rules to have a formalized process addressing the nominations of directors by independent board members. Since the majority of the directors are not independent, and likely will continue to be not independent, the Board of Directors has determined that it would be unduly burdensome to have a standing nominating committee. Further, there is currently not a set policy, process, or list of specific criteria or minimum requirements for identifying and evaluating director nominees, or for considering director candidates recommended by shareholders. In addition, no third parties are used to identify or evaluate potential nominees. Director nominees are considered by the President, who is also a director, and other directors with whom the President confers. First-time nominee Timothy R. Barber was recommended for consideration as a director nominee by the President.
     Huntington Preferred does not maintain a standing compensation committee because Huntington Preferred does not compensate its executive officers or directors who are not Independent Directors. The Audit Committee has the authority to set reasonable and appropriate compensation for the Independent Directors, subject to approval by the Board of Directors. The form and amount of compensation of directors will be guided by the following principles:
1.	What is customary for similar organizations;

2.	The amount of time required to fulfill the duties of a director; and

3.	The personal risks assumed by a director.
     Shareholders of Huntington Preferred may contact the directors by sending written communications to the attention of the President at Huntington Preferred’s principal executive offices. Such communications will be relayed to the director or directors addressed, except for communications which are inappropriate because they are vulgar, obscene, or otherwise socially offensive.
Report of the Audit Committee
     The following Report of the Audit Committee should not be deemed filed or incorporated by reference into any other document, including Huntington Preferred’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent Huntington Preferred specifically incorporates the Report of the Audit Committee into any such filing by reference.
     A primary responsibility of the Audit Committee is to oversee the integrity of Huntington Preferred’s financial statements and disclosures, and internal control over financial reporting. In carrying out its duties, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2008, with Huntington Preferred’s management and Huntington Preferred’s independent registered public accounting firm, Deloitte & Touche LLP. This discussion included the selection, application, and disclosure of critical accounting policies. The Audit Committee has also reviewed with Deloitte & Touche LLP its judgment as to the quality, not just the acceptability, of Huntington Preferred’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     In addition, the Audit Committee has reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board in Rule 3526 regarding Deloitte & Touch LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from Huntington Preferred. Based on this review and discussion, and a review of the services provided by Deloitte & Touche LLP during 2008, the Audit Committee believes that the services provided by Deloitte & Touche LLP in 2008 are compatible with and do not impair Deloitte & Touche LLP’s independence.
     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Huntington Preferred’s Annual Report on Form 10-K for the year 2008 for filing with the Securities and Exchange Commission.
Audit Committee
James D. Robbins, Chairman
Reginald D. Dickson
Roger E. Kephart
Compensation of Directors and Executive Officers
     Huntington Preferred does not pay or award any compensation in any form to its executive officers. Huntington Preferred also does not pay or award any compensation to its directors who are not Independent Directors. The table below reflects the compensation paid by Huntington Preferred to its Independent Directors for services as directors in 2008.

Director Compensation 2008

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)

Reginald D. Dickson	22,000	22,000
Stephen E. Dutton	13,626	13,626
Roger E. Kephart	39,500	39,500
James D. Robbins	44,500	44,500

(1)	Mr. Dickson joined the Board in May 2008. Mr. Dutton’s term as a director ended in May 2008.
The table above reflects the following compensation arrangements for the Independent Directors:
(a)	Each Independent Director, as the term is defined in Huntington Preferred’s articles of incorporation, receives retainer payments at an annual rate of $30,000;

(b)	The chairperson of the Audit Committee receives an additional retainer at an annual rate of $5,000;

(c)	Each Independent Director receives a meeting fee of $1,500 for each day on which he participates in a board and/or committee meeting, and a meeting fee of $500 for each day on which he participates in a telephonic board and/or committee meeting; and

(d)	As compensation for service in selecting a new Independent Director nominee in 2008, Mr. Kephart and Mr. Robbins each received additional fees of $2,000.

Ownership of Voting Stock
Common Stock
     The following table sets forth, as of December 31, 2008, the number and percentage of outstanding common shares beneficially owned by all persons known by Huntington Preferred to own more than five percent of such shares.

Name and Address	Shares of Common Stock
of Beneficial Owner	Beneficially Owned	Percent of Class

Huntington Capital Financing, LLC	6,580,000	47.0%
3993 Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109

Huntington Preferred Capital Holdings, Inc.	2,870,000	20.5%
3993 Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109

Huntington Preferred Capital II, Inc.	4,550,000	32.5%
41 South High Street Columbus, Ohio 43215
None of Huntington Preferred’s directors or executive officers owns any Huntington Preferred common shares. Huntington Capital Financing, LLC, Huntington Preferred Capital Holdings, Inc., and Huntington Preferred Capital II, Inc. are all direct or indirect subsidiaries of The Huntington National Bank.
Preferred Stock
     No person is known by Huntington Preferred to own more than 5% of Huntington Preferred’s Class C Preferred shares. The following table sets forth the beneficial ownership of Huntington Preferred’s Class C Preferred shares by each of Huntington Preferred’s directors, nominees for director, and executive officers, and by the directors and executive officers as a group, as of December 31, 2008.

	Shares of Class C Preferred Shares
Name of Beneficial Owner	Beneficially Owned(1)	Percent of Class
Timothy R. Barber	0	0
Richard A. Cheap	100	(2)
Reginald D. Dickson	0	0
Edward J. Kane	800	(2)
Roger E. Kephart	1,506	(2)
Donald R. Kimble	0	0
Thomas P. Reed	0	0
James D. Robbins	3,615	(2)
Karen D. Roggenkamp	1,590	(2)
Richard I. Witherow	0	0
Directors and Executive Officers as a group (9 in group)	7,611	(2)

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. The shares reported for Mr. Kane are jointly owned with his spouse. Of the shares reported for Mr. Kephart, 1,000 shares are owned by his spouse. The figure reported for Mr. Robbins includes 500 shares owned by his spouse, 667 shares owned jointly with his spouse, 500 shares owned jointly by Mr. Robbins and his daughter and 150 shares owned jointly by Mr. Robbins and his son. The shares reported for Ms. Roggenkamp include 695 shares owned by her son.

(2)	Less than 1%.
     As indicated in the table below, as of December 31, 2008, all of Huntington Preferred’s Class D Preferred shares were owned by Huntington Preferred Capital Holdings, Inc.

Name and Address	Shares of Class D Preferred Shares
Of Beneficial Owner	Beneficially Owned	Percent of Class

Huntington Preferred Capital Holdings, Inc.	14,000,000	100%
3993 Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109
As noted above, Huntington Preferred Capital Holdings, Inc. is a subsidiary of The Huntington National Bank.
     Huntington Preferred’s Class A Preferred shares and Class B Preferred shares are non-voting.
     Huntington Preferred is an indirect subsidiary of Huntington Bancshares Incorporated. As of December 31, 2008, many of the directors and executive officers of Huntington Preferred owned shares of Huntington Bancshares Incorporated common stock. These directors and executive officers owned, individually and collectively, less than 1% of the Huntington Bancshares Incorporated common stock outstanding on December 31, 2008.
Transactions with Directors, Executive Officers, and Certain Beneficial Owners
     The Audit Committee Charter provides that the Audit Committee reviews and approves all “related party transactions” as defined by the rules of The NASDAQ Stock Market, Inc., which includes transactions required to be disclosed in this Information Statement and transactions between Huntington Preferred and Huntington Bancshares Incorporated, The Huntington National Bank, or their affiliates. The Audit Committee may adopt policies governing the terms of transactions between Huntington Preferred and Huntington Bancshares Incorporated, The Huntington National Bank or their affiliates in the ordinary course of Huntington Preferred’s business. “Related party transactions” are brought to the attention of the Audit Committee by management or the directors.
     Huntington Preferred holds participation interests directly, or subparticipation interests indirectly through Huntington Preferred Capital Holdings, Inc., in certain loans originated by The Huntington National Bank and its subsidiaries. The participation interests are in commercial real estate and consumer and residential real estate loans that were either directly underwritten by the Bank and its subsidiaries or acquired by the Bank. Huntington Preferred expects to continue to purchase such interests, net of an allowance for loan losses, in the future from Holdings, the Bank, or their affiliates.
     The loans underlying Huntington Preferred’s participation interests are serviced by the Bank pursuant to the terms of (i) the participation agreement between the Bank and Huntington Preferred, or (ii) the participation agreement between the Bank and Holdings and the subparticipation agreement between Holdings and Huntington Preferred. The Bank earned servicing fees from Huntington Preferred of $10.9 million during the year ended December 31, 2008. Pursuant to the existing participation and subparticipation agreements, the amount and terms of the loan-servicing fee between the Bank and Huntington Preferred are determined by mutual agreement from time-to-time during the terms of the agreements. Effective July 1, 2004, in lieu of paying higher servicing costs to the Bank with respect to commercial real estate loans, Huntington Preferred waived its right to receive any origination fees associated with participation interests in commercial real estate loans. The Bank and Huntington Preferred performed a review of loan-servicing fees in 2008, and have agreed to retain current servicing rates for all loan participation categories, including the continued waiver by HPCI of its right to origination fees, until such time as servicing fees are reviewed in 2009. Currently, the annual servicing fee with respect to consumer loans is equal to the outstanding principal balance of each loan multiplied by a fee of 0.650% and the annual servicing fee with respect to residential real estate loans is equal to the outstanding principal balance of each loan multiplied by a fee of 0.267%.
     Under the terms of the participation and subparticipation agreements, Huntington Preferred is obligated to make funds or credit available to the Bank, either directly or indirectly through Holdings, so that the Bank may extend credit to any borrowers, or pay letters of credit issued for the account of any borrowers, to the extent provided in the loan agreements underlying Huntington Preferred’s participation interests. The unfunded commitments at December 31, 2008, totaled $486.6 million.
     Personnel of Huntington Bancshares Incorporated and the Bank handle day-to-day operations of Huntington Preferred, such as accounting, financial reporting and analysis, tax reporting, and other administrative functions. On a monthly basis, Huntington Preferred pays Huntington Bancshares Incorporated and the Bank for the costs related to the time spent by employees for performing these functions. The personnel costs were $0.4 million for the year ended December 31, 2008.
     Huntington Preferred maintains and transacts all of its cash activity through the Bank. Typically, cash is invested with the Bank in an interest-bearing account. These interest-bearing balances are invested overnight or may be invested in Eurodollar deposits with the Bank for a term of not more than 30 days at market rates.
     The Bank is eligible to obtain advances from various federal and government-sponsored agencies, such as the Federal Home Loan Bank (FHLB). Huntington Preferred may from time to time be asked to act as guarantor of the Bank’s obligations under such advances and/or pledge all or a portion of its assets in connection with those advances. Any such guarantee or pledge would rank senior to Huntington Preferred’s common and preferred securities upon liquidation. Accordingly, any federal or government-sponsored agencies that make advances to the Bank where Huntington Preferred has acted as guarantor or has pledged all or a portion of its assets as collateral will have a liquidation preference over the holders of Huntington Preferred’s securities. Any such guarantee and/or pledge in connection with the Bank’s advances from the FHLB falls within the definition of Permitted Indebtedness (as defined in Huntington Preferred’s articles of incorporation) and, therefore, Huntington Preferred is not required to obtain the consent of the holders of its common or preferred securities for any such guarantee and/or pledge.
     Currently, Huntington Preferred’s assets have been used to secure only one such facility. The Bank has obtained a line of credit from the FHLB, limited to $4.3 billion as of December 31, 2008, based on the Bank’s holdings of FHLB stock. As of this same date, the Bank had borrowings of $2.6 billion under this facility. Huntington Preferred has entered into an Amended and Restated Agreement with the Bank with respect to the pledge of Huntington Preferred’s assets to collateralize the Bank’s borrowings from the FHLB. The agreement provides that the Bank will not place at risk Huntington Preferrred’s assets in excess of an aggregate dollar amount or aggregate percentage of such assets established from time-to-time by Huntington Preferred’s board of directors, including a majority of the Independent Directors. The pledge limit established by Huntington Preferred’s board is equal to 25% of Huntington Preferred’s total assets, or approximately $1.2 billion as of December 31, 2008, as reflected in the Huntington Preferred’s month-end management report for the previous month. This pledge limit may be changed in the future by the board of directors, including a majority of the Independent Directors. The agreement also provides that the Bank will pay Huntington Preferred a monthly fee based upon the total loans pledged by Huntington Preferred. As of December 31, 2008, Huntington Preferred’s total participation interests pledged was limited to 1-4 family residential mortgage portfolio and consumer second mortgage loans. As of that same date, Huntington Preferred’s participation interests in 1-4 family residential mortgages and second mortgage loans pledged totaled $0.8 billion. The Bank paid Huntington Preferred a total of $3.0 million in 2008 as compensation for making such assets available to the Bank. The fee represented thirty-five basis points per year on total pledged loans after April 1, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Huntington Preferred’s officers, directors, and persons who are beneficial owners of more than ten percent of Huntington Preferred’s Class C Preferred Shares to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish Huntington Preferred with copies of all Section 16(a) forms filed by them. To the best of its knowledge, and following a review of the copies of Section 16(a) forms received by it, Huntington Preferred believes that, during 2008, all filing requirements applicable for Huntington Preferred’s reporting persons were timely met.
Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm
     The Audit Committee has again selected Deloitte & Touche LLP, independent registered public accounting firm, referred to as IRPAF, as Huntington Preferred’s IRPAF for 2009. Deloitte & Touche LLP has served as Huntington Preferred’s IRPAF since 2004. Although not required, shareholders are being asked to ratify the appointment of Deloitte & Touche LLP as IRPAF for Huntington Preferred for the year 2009. The Audit Committee will reconsider the appointment of Deloitte & Touche LLP if its selection is not ratified by the shareholders. Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Audit Fees. Audit fees are fees for professional services rendered for the audits of Huntington Preferred’s annual financial statements and internal control over financial reporting, review of the financial statements included in Form 10-Q filings, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. The aggregate audit fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2008 and December 31, 2007, were $111,000 and $106,500, respectively.
     For the fiscal years ended December 31, 2008 and December 31, 2007, Deloitte & Touche LLP did not bill Huntington Preferred for any other services.
     The Audit Committee has a policy that the Committee will pre-approve all audit and non-audit services provided by the IRPAF, and shall not engage the IRPAF to perform the specific non-audit services prescribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Committee. The decisions of the member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting. All of the services covered by the fees disclosed above were pre-approved by the Audit Committee.
Other Matters
     Copies of the exhibits to Huntington Preferred’s 2008 Annual Report on Form 10-K may be obtained, at a reasonable charge for copying and mailing, by writing to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287.
     A number of brokerage firms have instituted householding. The Securities and Exchange Commission has adopted householding rules which permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering one copy of these materials to these shareholders. If you hold your shares in “street name”, please contact your bank, broker, or other holder of record to request information about householding.